W&T Offshore Provides Assessment

From Hurricanes Gustav and Ike

HOUSTON — September 18, 2008— W&T Offshore, Inc. (NYSE: WTI) today announced its initial assessment of the impact of Hurricanes Gustav and Ike on its operations.

The Company’s initial flyovers after Hurricane Ike have indicated that its Eugene Island 371 “B” platform and Eugene Island 397 “A” platform and the third party owned processing facility for its Ewing Banks 949 “Queen of Hearts” sank. The Company is currently evaluating its alternatives for those facilities including utilizing other platforms. The Company has not made a final determination as to the cost to repair or replace these facilities or the timing of such repairs. The Company has also learned that several non-operated platforms were lost. The net production volumes from these sunken operated and non-operated platforms were approximately 5.0 MMcfe per day.

W&T’s pre-Hurricane Gustav and Ike production volumes were approximately 308 MMcfe per day. The Company will have production estimates in seven to ten days after assessing multiple factors including damaged and/or sunken platforms, the functionality of downstream pipelines, processing and third party facilities, delays in drilling and production operations and third-party operators recommencing production and drilling operations. W&T plans to provide updates regarding re-establishment of its production shut in due to Hurricane Ike in future press releases.

W&T’s corporate office in Houston sustained minimal damage as a result of Hurricane Ike but it is now completely operational.

The Company adds that it has no counterparty exposure or credit exposure with Lehman Brothers.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 155 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2007 (www.sec.gov).

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